AMENDMENT TO EMPLOYMENT AGREEMENT
THIS Amendment to Employment Agreement (this “Amendment”) is entered into as of November 15, 2016 (the “Amendment Effective Date”) by and between Swift Energy Company, a Delaware corporation (the “Company”), and Alton D. Heckaman, Jr. (“Employee”).
RECITALS
WHEREAS, Employee and the Company entered that certain Third Amended and Restated Executive Employment Agreement (the “Employment Agreement”), effective as of the Emergence Date (as defined in the Employment Agreement); and
WHEREAS, Employee and the Company desire to amend the Employment Agreement in certain respects.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree that the Employment Agreement is hereby amended as follows, effective as of the Amendment Effective Date:
AGREEMENTS
1.Section 1 of the Employment Agreement is amended to read in its entirety as follows:
“Employment and Term of Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve as Executive Vice President and Chief Financial Officer of the Company, or in such other or additional position as is mutually acceptable to both Employee and the Company, for a period ending on the earlier to occur of (a) March 31, 2017 and (b) a date on or after January 15, 2017 that is specified by the Company in a notice to Employee (such period, as applicable, the “Term of Employment”). Notwithstanding the foregoing, the Company may modify Employee’s title to “Special Advisor to the Company” prior to the end of the Term of Employment upon notice to Employee.”
2.The first sentence of Section 2(a) of the Employment Agreement is amended to read in its entirety as follows:
“During the Term of Employment, Employee will serve as (a) Executive Vice President and Chief Financial Officer of the Company or (b) following delivery of notice to Employee that Employee’s title has been modified to Special Advisor to the Company pursuant to Section 1, Special Advisor to the Company.”
3.The following shall be added as a new Section 3(f) of the Employment Agreement:
“(f)    Additional Compensation. Following the Amendment Effective Date, Employee shall be entitled to the following one-time payments and benefits:
(i)    Emergence Grant Acceleration. On November 15, 2016, any unvested portion of the Emergence Grants held by Employee as of such date shall immediately vest or become exercisable in full, regardless of any other established vesting schedule, with any settlement due or exercise thereof, as applicable, subject to the terms of the Equity Incentive Plan and the applicable award agreements.
(ii)    Stay Bonus. On or prior to March 31, 2017, the Company shall pay Employee a lump sum cash bonus of $300,000 (the “Stay Bonus”) in lieu of any annual discretionary incentive bonus payment that Employee may have been eligible to receive for the bonus year ended December 31, 2016 pursuant to Section 3(c); provided, however, that in order to receive payment of the Stay Bonus, Employee must have been continuously employed by the Company through the date of payment or January 15, 2017, whichever occurs first. Employee acknowledges and agrees that unless the Compensation Committee determines otherwise, he shall not be entitled to an annual discretionary incentive bonus pursuant to Section 3(c) for the bonus year ended December 31, 2016.
(iii)    Vacation Rollover. Notwithstanding any vacation policy of the Company to the contrary, Employee shall be entitled to carry forward (or “roll over”) any and all accrued but unused vacation time as of December 31, 2016 to calendar year 2017 and use such vacation time during calendar year 2017, regardless of any limitation set forth in any vacation policy of the Company. Employee is not required to use any accrued or “rolled over” vacation time during the calendar year 2017 and will be entitled to receive payment for any earned and unused vacation upon termination of his employment in accordance with Company policy.”
4.The following shall be added to the end of Section 10(a) of the Employment Agreement:
“Employee acknowledges and agrees that, as of the Amendment Effective Date, no event or condition has occurred or currently exists that would constitute “Good Reason” (as defined in Section 10(b)) with respect to Employee.”
5.Section 10(b)(iii) of the Employment Agreement shall be deleted and replaced in its entirety with:
“(iii)    a substantial reduction in Employee’s position or responsibilities or the assignment of Employee without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties immediately following the Effective Date; provided, however, that, notwithstanding the foregoing, the modification of Employee’s title to “Special Advisor to the Company” (together with any resulting modification or reduction in Employee’s responsibilities or duties as Special Advisor to the Company), in accordance with Section 1 shall not constitute “Good Reason” for purposes of this Agreement; or”
6.Section 10(e) of the Employment Agreement is amended to read in its entirety as follows:
“(e)    Payments of the Cash Severance Amount to be made by the Company to Employee under the provisions of this Section 10, subject to compliance with Section 6, shall be paid to Employee as follows:
(i)$530,000 of such Cash Severance Amount shall be paid in a lump sum on the Termination Date;
(ii)    except in those circumstances covered by Section 10(e)(iv) below, 16.66% of such Cash Severance Amount shall be paid in a lump sum on Employee’s 409A Date, together with six (6) months of interest calculated thereon at the short-term AFR rate published by the Internal Revenue Service for the month of the Termination Date (the “Interest Rate”);
(iii)    except in those circumstances covered by Section 10(e)(iv) below, after giving effect to Section 10(e)(i) and (ii), the remaining portion of such Cash Severance Amount shall be paid over a twelve (12) month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments;
(iv)    within 30 days following the Termination Date, the Company shall transfer ownership of the Life Insurance Benefit to Employee, and Employee shall be responsible for any future premium payments payable thereunder; and
(v)    if either (A) Employee’s death occurs after Employee’s Termination Date but prior to Employee’s or Employee’s estate’s receipt of all cash payments to be made to Employee or Employee’s estate under Section 10(e)(i) or (ii) above or (B) a Change in Control occurs after Employee’s 409A Date but prior to Employee’s receipt of all cash payments to be made to Employee under Section 10(e)(ii), then, in either such case, any remaining amounts payable will instead be paid to Employee or Employee’s estate in a single lump sum payment, as soon as administratively possible, but in no event more than 90 days, following such Change in Control or Employee’s death; provided that such Change in Control shall constitute a “change in control” event within the meaning of Treasury Regulations Section 1.409A-3(i)(5).”
7.Exhibit C to the Employment Agreement is superseded and replaced by Exhibit C attached to this Amendment.
8.Miscellaneous.
•    All references in the Employment Agreement to the “Agreement” shall be deemed to refer to the Employment Agreement, as amended by this Amendment.
•    Except as expressly amended hereby, the Employment Agreement is unchanged and remains in full force and effect.
•    This Amendment is made a part of, and is incorporated into, the Employment Agreement and is subject to all provisions therein (as amended hereby), including the amendments, waivers, construction, notices, governing law and entire agreement provisions thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.
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Signature Page Follows]

IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand and the Company has caused this Amendment to be executed in its name on its behalf, effective as of the dates provided for herein.

SWIFT ENERGY COMPANY

By: /s/ Christopher M. Abundis
Name: Christopher M. Abundis
Title: Vice President, General Counsel and Secretary

“EMPLOYEE”

By: /s/ Alton D. Heckaman, Jr
Name: Alton D. Heckaman, Jr.

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